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                                                                      Exhibit 11

                       Huntington Bancshares Incorporated
                       Computation of Earnings Per Share
                 For Periods Ended September 30, 1996, and 1995
              (in thousands of dollars, except per share amounts)

                                               Three Months Ended               Nine Months Ended
                                                  September 30                     September 30
                                           --------------------------       -------------------------
                                               1996          1995               1996          1995
                                           --------------------------       -------------------------
Net Income                                     $66,463        $65,937          $194,376      $178,960

Effect of Convertible Debt                           0              8                13            34
                                           -----------    -----------       -----------   -----------

Fully Diluted Net Income                       $66,463        $65,945          $194,389      $178,994
                                           ===========    ===========       ===========   ===========

Average Common Shares Outstanding          145,287,296    150,901,045       146,672,598   153,024,040

Dilutive Effect of Stock Options             1,101,311      1,021,261         1,136,341       899,726
                                           -----------    -----------       -----------   -----------

Average Common Shares and Common
     Share Equivalents -- Primary          146,388,607    151,922,306       147,808,939   153,923,766

Additional Dilutive Effect of Stock Options     72,972         88,805            72,972        87,142

Dilutive Effect of Convertible Debt              2,010         69,737            35,463        92,793
                                           -----------    -----------       -----------   -----------

Fully Diluted Shares                       146,463,589    152,080,848       147,917,374   154,103,701
                                           ===========    ===========       ===========   ===========



Net Income per Common Share Outstanding          $0.46          $0.44             $1.33         $1.17
Primary Earnings per Share                       $0.45          $0.43             $1.32         $1.16
Fully Diluted Earnings per Share                 $0.45          $0.43             $1.31         $1.16